Exhibit 99.1

* N E W S *

FOR IMMEDIATE RELEASE:  January 11, 2008

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
Tel: 303-215-5201
Ian M. Stewart, President of Colonial Downs
Tel: 804-966-7223

Jacobs Entertainment, Inc. Announces Shift in

Racetrack Investment Strategy, Sale of Colonial Downs

GOLDEN, Colorado — January 11, 2008 — Jacobs Entertainment, Inc., an owner and operator of multiple gaming properties, today announced that it will reposition its racetrack portfolio to include only racetrack facilities that feature multiple forms of gaming.

Consistent with this change in strategy, Jacobs Entertainment today announced that it is selling Virginia-based Colonial Downs.  Consisting of a statewide network of nine off-track wagering facilities as well as a thoroughbred and harness racetrack, Colonial Downs is known as one of the premier turf racetracks in America.

According to Jeff Jacobs, CEO of Jacobs Entertainment, “Colonial Downs has always been an artistic success, and in recent years it has experienced economic improvement as well.  Unfortunately, we have been unable to secure the tools necessary to allow us to grow live racing in Virginia to its full potential.”

Jacobs added, “The vast majority of the racetracks in America that maximize the potential and quality of live racing are those that feature gaming opportunities in addition to pari-mutuel wagering.  These opportunities include poker, class III gaming and instant racing.  Jacobs Entertainment and affiliated entities are currently the largest shareholders in MTR Gaming Group, Inc. (“MNTG”), the owner of several pari-mutuel facilities featuring poker as well as class III gaming.  We recognize the macro trends and what is necessary to bring about growth in this industry.”

The sale of Colonial Downs will be handled by Libra Securities, which specializes in the sale of small and medium-sized gaming properties.  Colonial Downs is the home of the grade II $1 million Virginia Derby, which will be broadcast live this year on CBS on Saturday, July 19, 2008.

Based in Golden, Colorado, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and nine related off-track wagering facilities located in Virginia; and 17 truck plaza video gaming facilities located in Louisiana.

Jacobs Entertainment is a wholly-owned subsidiary of Jacobs Investments, Inc.  Jacobs Investments, Inc. is a North Palm Beach, Florida-based stock holding company focusing on public and private small-cap equity investment strategies.

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